UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

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Definitive Additional Materials dated April 12, 2011

2011 Annual Meeting of Shareholders

May 5, 2011, 9:30 a.m. (Eastern Daylight Time)

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

In response to a comment from a proxy advisory firm, Equifax Inc. (the “Company”) is providing the following additional information in regard to the relocation-related benefits provided in 2010 to David C. Webb, our Chief Information Officer and a named executive officer, as set forth in pages 44 through 45 of the Compensation Discussion and Analysis disclosure included in our 2011 Annual Meeting Proxy Statement dated March 23, 2011 (the “Proxy Statement”).

As disclosed on page 44 of the Proxy Statement, in 2010, as part of the arrangements to induce Mr. Webb to accept our offer of employment to become our Chief Information Officer, we provided him with a sign-on bonus of $100,000. Pursuant to our executive relocation program and reflecting the specific circumstances of his hiring to fill a critical and competitively in-demand open executive position, Mr. Webb also received assistance with the sale of his prior home in Danville, California and the purchase of a new home in Atlanta, Georgia where our headquarters are located. Mr. Webb was reimbursed for a total of $717,970 in taxable moving and other expenses associated with this relocation, including $60,884 in qualified moving expenses, $250,000 in home value loss protection (the actual loss on sale of his Danville residence was significantly in excess of $250,000), $42,999 in temporary living expenses, $150,585 in closing costs on his Danville and Atlanta homes, $5,000 in miscellaneous moving allowance and $208,502 in tax gross-up reimbursements ($120,096 of which was associated with the home value loss protection). We provided these relocation benefits to offer an attractive, competitive and appropriate compensation package and specific incentive to relocate, sell his home, ease and accelerate the transition time for the executive and his family, and help to keep him focused on the business of the Company rather than on personal relocation issues. Home value loss protection was especially important in light of the precipitous decline in the California housing market during this period, which might make it economically difficult in the short-term for an executive to relocate or maintain two homes without assistance. The Company also agreed to reimburse Mr. Webb for taxes on relocation amounts that are considered taxable income to him as part of the competitive compensation package.

As previously noted on page 45 of the Proxy Statement, Mr. Webb has agreed to repay these executive relocation benefits under certain circumstances, including voluntary resignation or termination of his employment by the Company by us for cause, within 18 months of the date on which he accepted his new position with the Company. Furthermore, as noted on page 48 of the Proxy Statement, effective beginning in 2011, the Company has eliminated tax gross-ups for perquisites provided to active employees and approval of the Compensation, Human Resources and Management Succession Committee of the Company’s Board of Directors will be required for any exceptions to the current home loss protection policy limit on relocation of $25,000.